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                                                                   EXHIBIT 12.1

PROLOGIS

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollar amounts in thousands)
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

                                  Nine Months Ended
                                    September 30,                    Year Ended December 31,
                                 -------------------   ----------------------------------------------------
                                   2000       1999       1999       1998       1997       1996       1995
                                 --------   --------   --------   --------   --------   --------   --------

Net Earnings from Operations ... $178,014   $113,268   $161,570   $102,936   $ 38,832   $ 79,384   $ 47,660
Add:
     Interest Expense ..........  128,542    126,478    170,746     77,650     52,704     38,819     32,005
                                 --------   --------   --------   --------   --------   --------   --------

Earnings as Adjusted ........... $306,556   $239,746   $332,316   $180,586   $ 91,536   $118,203   $ 79,665
                                 ========   ========   ========   ========   ========   ========   ========


Fixed Charges:
     Interest Expense .......... $128,542   $126,478   $170,746   $ 77,650   $ 52,704   $ 38,819   $ 32,005
     Capitalized Interest ......   12,772     11,029     15,980     19,173     18,365     16,138      8,599
                                 --------   --------   --------   --------   --------   --------   --------

         Total Fixed Charges ... $141,314   $137,507   $186,726   $ 96,823   $ 71,069   $ 54,957   $ 40,604
                                 ========   ========   ========   ========   ========   ========   ========

Ratio of Earnings, as Adjusted
     to Fixed Charges...........      2.2        1.7        1.8        1.9        1.3        2.2        2.0
                                 ========   ========   ========   ========   ========   ========   ========

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